                                                                EXHIBIT 4.2

                            SUBORDINATED CONVERTIBLE NOTE


NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK TO WHICH THIS NOTE MAY BE CONVERTED HAVE BEEN REGISTERED UNDER ANY SECURITIES LAWS IN RELIANCE OF EXEMPTION(S) THEREFROM AND NEITHER SUCH SECURITIES MAY BE SOLD OR TRANSFERRED UNLESS SUCH TRANSFER OR SALE IS MADE IN COMPLIANCE WITH ALL FEDERAL AND APPLICABLE STATE SECURITIES LAWS. THIS NOTE IS SUBORDINATE TO CERTAIN INDEBTEDNESS OF THE MAKER TO CERTAIN SECURED LENDERS AS DESCRIBED BELOW.



                            SUBORDINATED CONVERTIBLE NOTE

$666,666.67                                                         May 10, 1996



     FOR VALUE RECEIVED, ILD COMMUNICATIONS, INC., a Delaware corporation (the "Maker"), promises to pay to TRIAD-ILD PARTNERS, L.P., a Georgia limited partnership (together with any assigns or successors to this Note, the "Holder") at its address set forth in Article VII hereof, lawful money of the United States at the principal sum of Six Hundred and Sixty-Six Thousand Six Hundred and Sixty-Six Dollars and Sixty-Seven Cents ($666,666.67), together with interest thereon at a rate of ten percent (10%) in accordance with the terms and conditions herein set forth. This Note is being delivered pursuant to the terms of that certain Organization Agreement (the "Organization Agreement") dated May 10, 1996 to which the Maker and the Holder are parties.


                                      ARTICLE I

                    PAYMENT OF INTEREST AND PRINCIPAL; PREPAYMENT

     Section 1.1 PAYMENTS; INTEREST RATE. From the date hereof until this Note is paid in full and canceled: (a) interest accrued on this Note at a fixed, simple interest rate of ten percent (10%) for the quarterly period then ending shall be payable in arrears on July 31, October 31, January 31 and April 30 of each year commencing with an stub interest payment on July 31, 1996; and (b) the entire principal amount, together with any and all accrued interest thereon, shall be due and payable in full in one lump sum on May 10, 2001; provided, however, that if any of such payment dates above is a day on which federally chartered banking institutions in the United States are not open for business, then on the first business day next succeeding such date on which such institutions are open for business. Notwithstanding the foregoing or any other provision of this Note, the Holder shall not be entitled to receive, collect or apply as interest on the principal of this Note any amount in excess of the maximum rate permitted under applicable law.

     Section 1.2  PREPAYMENTS.

          Section 1.2.1 PREPAYMENTS AT OPTION OF HOLDER. Subject to the additional provisions in Section 3.1 (b) hereof, if while this Note remains outstanding, the Maker shall propose to either (i) sell all or any substantial portion of its assets, rights and properties or merge or consolidate with any other corporation, partnership, or other business entity such that it is not the surviving entity, or (ii) file a registration statement under the Securities Act of 1933 covering any of its debt or equity securities, then the Holder shall have the option, exercisable by notice given prior to the effective date of such sale, merger consolidation or registration statement, to cause the Maker to prepay the entire outstanding amount of and interest on this Note out of the proceeds of such sale or public offering.

          Section 1.2.2 PREPAYMENTS AT OPTION OF MAKER. Subject to the provisions of Article IV hereof, this Note may be prepaid prior to maturity, in whole or part, at any time subsequent to two years from the date hereof, without premium or penalty. Prepayments shall be applied first to payments of all accrued or unpaid interest on the unpaid principal of this Note and then to principal of this Note.

     Section 1.3 TRANSFER OF NOTE. Except for transfers to an Affiliate (as such term is defined in the Shareholders Agreement of even date herewith to which the Maker and Holder are parties) or transfer by the Holder via collateral assignment to such Holder's senior lender (or successors thereto), this Note, or any interest herein, may not be offered, sold, transferred, pledged, assigned or otherwise disposed of by the Holder without the prior written consent of Maker. Any attempted offer, sale, transfer, pledge, assignment or other disposition not in compliance with this Section 1.3 will be invalid.

     Section 1.4 PARI PASSU WITH OTHER NOTE. This Note is one of three Notes in the aggregate amount of $2,000,000 dated of even date herewith issued pursuant to the terms of the Organization Agreement. The three Notes shall rank PARI PASSU in right of payment with each other and all payments made with respect to this and other Note shall be made proportionately to all holders of such Notes.


                                      ARTICLE II

                                       REMEDIES

     Section 2.1 EVENTS OF DEFAULT. Upon the occurrence of any Event of Default (as defined below), the Holder may declare the entire unpaid principal of this Note, and all unpaid interest thereon, to be immediately due and payable, and the Holder of this Note may thereupon proceed to protect and enforce its rights either by suit in equity or by other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid or exercise of any power granted herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the Holder. If an Event of Default shall occur or exist and this Note is placed in the hands of an attorney for collection or suit is filed herein, or proceedings are had in bankruptcy or similar proceedings for the establishment or collection of any amount called for hereunder, the Maker agrees to pay the Holder hereof reasonable attorneys or collection fees actually incurred. For the purposes hereof, an "Event of Default" shall exist if any of the following occurs and is continuing for the periods indicated:

     (a) the Maker fails to pay when due on any payment hereunder when and as such payment shall become due and payable, and shall fail to cure such default within three (3) days after notice to the Maker by the Holder of written demand for such payment; or

     (b) the Maker pursuant to the meaning of any Bankruptcy Law: (i) commences a voluntary case; (ii) consents to an involuntary case, (iii) consents to the appointment of a Custodian for it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors; or

     (c) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Maker in an involuntary case, (ii) appoints a Custodian for the Maker or for all or substantially all of its property or (iii) orders the complete liquidation of the Maker in a proceeding other than as described in clause (c), and the order or decree remains unstayed and in effect for 60 consecutive days.

     The term "Bankruptcy Law" means Title 11, U.S. Code or any other similar Federal or state law for relief of creditors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     Section 2.2 REMEDIES NON-EXCLUSIVE. The remedies provided to the Holder herein shall be cumulative and non-exclusive, and not in lieu of any other rights or remedies to which the Holder is entitled at law or equity for any breach of, or non-compliance with, the provisions of this Note by the Maker.

     Section 2.3 NO LIMITATION ON SUITS ON NOTE. Nothing contained in this Note shall affect or impair the obligation of the Maker, which is absolute and unconditional, to pay the principal of and accrued interest on this Note to the Holder when and as the same become due and payable pursuant to the terms of this Note, or affect or impair the right of action, which is also absolute and unconditional, of the Holder to institute suit against the Maker to enforce such payment by reason of contract embodied in this Note.

     Section 2.4 WAIVER OF RIGHTS. Maker hereby waives demand, presentment for payment, notice of nonpayment, protest, notice of protest, filing of suit and diligence in collecting this Note.


                                     ARTICLE III

                                      CONVERSION

     Section 3.1  CONVERSION PROVISIONS.

          Section 3.1.1 UNFETTERED CONVERSION AT THE OPTION OF THE HOLDER. Subject to and upon compliance with the provisions of this Section 3.1, and subject to compliance with any required notification or expiration or termination of any notice or waiting periods under applicable laws or regulations (including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")), including any extensions thereof, Holder shall have the right, at Holder's option, at any time (and from time to time) to convert any principal balance of this Note, in whole or part, into that number of the fully paid and nonassessable shares of the Maker's Common Stock equal to the then-applicable Conversion Rate (as defined in Section
3.1.3. hereof), which shall be calculated as to each conversion to the nearest 1/100th of a share but any fractional shares shall receive cash in lieu of the issuance of a fractional share.

          Section 3.1.2.  CONVERSION PROCEDURES.

               (a)  In order to exercise the conversion privilege pursuant to
          Section 3.1 hereof, the holder of this Note shall deliver to the Maker, during normal business hours at its principal place of business or at such other place as may be designated by the Maker, the Note duly endorsed or assigned in blank, accompanied by written notice: (A) that the holder elects to convert the Note; and (B) specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and, if so required by the Maker, by a written instrument or instruments of transfer in form reasonably satisfactory to counsel for the Maker, duly executed by the holder or his or its duly authorized legal representative.

               (b) As promptly as practicable after the surrender of the Note pursuant to this Section 3.1.2 for conversion pursuant to Section
          3.1.1. hereof, the Maker shall deliver to or upon the written order of the Holder of this Note when the Note is surrendered, a certificate or certificates representing the number of fully paid and nonassessable shares of Common Stock into which this Note may be or have been converted in accordance with the provisions of this Section 3.1 together with a new Note, if applicable, in the principal amount not converted in substantially the form as this Note. The Maker shall pay all expenses, taxes (other than stock transfer taxes) and other charges required to be paid by the Maker in order to issue the shares of Common Stock pursuant to this Section 6.

               (c) Conversion shall be deemed to have been effected on the date on which all of the conditions specified in Section 3.1.2.(a) have been satisfied (the "Conversion Date"), and the person or persons in whose name or names any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented by those certificates on and as of the Conversion Date, and such conversion shall be at the Conversion Rate in effect on the Conversion Date (unless the share transfer books of the Maker shall be closed on the Conversion Date, in which case such person or persons shall be deemed to have become the holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the Conversion Date). All shares of Common Stock issued upon conversion of the this Note will, upon delivery, be duly and validly issued, and fully paid and nonassessable.

          Section 3.2.3  CONVERSION RATE.  The "Conversion Rate" shall be one
(1) share of Common Stock for each $90.00 of principal then due the Holder, subject to adjustment from time to time as provided in Section 3.2. hereof.

     Section 3.2.  ANTI-DILUTION PROVISIONS AND ADJUSTMENT OF CONVERSION RATE.

     Section 3.2.1. NO DILUTION. Subject to the provisions of Section 3.2.3. hereof, in the event the Maker shall, at any time or from time to time while any principal balance of this Note is outstanding, (A) pay a dividend or make a distribution in respect of Common Stock in shares of Common Stock, or (B) subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares, in each case whether by reclassification of shares, recapitalization of the Maker, or otherwise, then in such event, the Note will automatically, without any action on the part of the holder thereof or the Maker, become convertible into that number of shares of Common Stock equal to the number of shares of Common Stock into which this Note could be converted immediately prior to such event, multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock outstanding immediately before such event. An adjustment pursuant to this
Section 3.2.1. shall be effective upon payment of such dividend or distribution in respect of the Common Stock, and in the case of a subdivision or combination, shall become effective immediately as of the effective date thereof.

     Section 3.2.2.  PRICE PROTECTION. Subject to the exceptions in Section
3.2.3. below, in the event the Maker shall at any time or from time to time while any principal balance of this Note is outstanding, sell or issue shares of Common Stock (other than in a transaction subject to Section 3.2.1. hereof), any security convertible into shares of Common Stock or any option, right or warrant to purchase shares of Common Stock, for no consideration or at a purchase price per share of Common Stock (or conversion rate, in the case of a security convertible into Common Stock) less than the Conversion Rate in effect on the date of sale or issuance of such Common Stock, security convertible into Common Stock, option, right or warrant, then, in such event (or in the event or any change in the terms of any security convertible into Common Stock or option, right or warrant that has a similar effect on the date of such change), this Note will automatically, without any action on the part of the holder hereof or the Maker, become convertible into that number of shares of Common Stock equal to the number of shares of Common Stock into which this Note could be converted immediately before such sale or issuance of Common Stock, securities convertible into Common Stock, options, rights or warrants (or change in terms), multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such sale or issuance of Common Stock, securities convertible into Common Stock, options, rights or warrants (or change in terms) plus the maximum number of shares of Common Stock that could be acquired upon the sale or issuance of the Common Stock, or upon exercise in full of all such conversion rights, options, rights and warrants, and the denominator of which is the number of shares of Common Stock outstanding immediately before such sale or issuance of Common Stock, securities convertible into Common Stock, options, rights or warrants (or change in terms) plus the number of shares of Common Stock that could be purchased at the Conversion Rate at the time of such sale or issuance (or change in terms) for the maximum aggregate consideration payable upon the sale or issuance of the Common Stock, or upon exercise in full of all such conversion rights, options, rights or warrants. For purposes of this
Section 3.2.2., all shares of Common Stock issuable upon the conversion of such convertible securities or upon exercise of such options, rights or warrants shall be deemed to have been issued for the purpose of computing the number of shares of Common Stock into which this Note could be converted, as of the time such convertible securities, options, rights or warrants are issued of sold (or the terms thereof are changed). If any rights of conversion or exercise of such convertible securities, options, rights or warrants shall expire without having been exercised (except in the case where the Maker has redeemed such convertible security, option, right or warrant or made any payment on account of the holder thereof not converting or exercising such convertible security, option, right or warrant), the number of shares of Common Stock into which this Note could be converted shall forthwith be automatically adjusted to be the number of shares of Common Stock into which this Note could be converted that would have been in effect had an adjustment been made on the basis that the only shares of Common Stock issued or sold were those actually issued upon the conversion or exercise of such convertible securities, options, rights or warrants. For purposes hereof, the date of issuance of options for shares of Common Stock shall mean the date of their grant.

     Section 3.2.3. EXCEPTIONS. Notwithstanding any other provisions herein to the contrary, the following events shall not be deemed to constitute an issuance of Common Stock or other security of the Maker for purposes of this Article 3:
(A) the issuance of any options for shares of Common Stock, or the issuance of shares of Common Stock upon exercise thereof, pursuant to a stock option plan for directors, officers, key employees or consultants of the Maker, as approved by the Board of Directors (or committee thereof) of the Maker, including the options to Michael F. Lewis and certain key employees or consultants of the Maker for 27,500 shares at $24.20 per share to be approved by the Board; (B) the issuance of any warrants, options or rights, or the issuance of shares of Common Stock upon exercise thereof, as part of the terms of any borrowings, direct or indirect, from financial institutions or other Persons (including the warrants to be granted to Sirrom Capital Corporation and Reedy River Ventures, L.P. in connection with a $2,000,000 loan) as approved by the Board of Directors of the Company,; or (C) the issuance of the warrants by the Company to Triad Capital Partners, Inc., or affiliates thereof, to purchase up to 6,000 shares of Common Stock at $90.00 per share, and the issuance of shares of Common Stock pursuant to the exercise of any such warrant.

     Section 3.2.4. EQUITABLE ADJUSTMENT. If the Maker shall make any dividend or distribution on shares of Common Stock, sell or issue any Common Stock, other capital stock or other security of the Maker or sell or issue any rights or warrants to purchase or acquire any such security that is not expressly addressed by the terms of this Article 3, and does not result in an adjustment to the number of shares of Common Stock into which this Note can be converted pursuant to this Section 6(d), the Board of Directors of the Maker may, in its sole discretion, consider whether such dividend, distribution, sale or issuance is of a nature that some type of equitable adjustment should be made in respect of such dividend, distribution, sale or issuance for the protection of the holders of the Notes. If in such case the Board of Directors determines that some type of adjustment should be made, an equitable adjustment not repugnant to applicable law and for the protection of the holders of Notes shall be made effective as of the date of such dividend, distribution, sale or issuance, as determined in good faith by the Board of Directors in its sole discretion. The determination of the Board of Directors as to whether some type of adjustment should be made pursuant to the provision of this Section 3.2.4., and if so, as to what adjustment should be made and when, shall be final and binding on the Maker and all stockholders of the Maker. The Maker shall be entitled to make such additional adjustments, in addition to those required by the provisions of this Section 3.2.4., as shall be necessary so that any dividend or distribution in shares of capital stock of the Maker shall not be taxable to holders of Common Stock.

     Section 3.3 TERMINATION OF RIGHT TO CONVERT IN CONNECTION WITH FUNDAMENTAL CORPORATE CHANGES. Notwithstanding anything herein the contrary, and subject to the notice requirements of this Section 3.3, if the Maker shall be a party to any transaction that involves any consolidation, merger or share exchange of the Maker with or into another Maker, or any sale of all or substantially all of the assets of the Maker to another Person, and which is effected in such a way that the holders of Common Stock shall be entitled to receive cash, stock, securities or other assets with respect to or in exchange for Common Stock, then the right to convert this Note shall terminate at the close of business on the date as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for cash, securities or other assets deliverable upon such consolidation, merger, share exchange or sale of all or substantially all of the assets of the Maker. In case the Maker shall enter into any agreement or understanding or the Board of Directors shall adopt any resolution authorizing or proposing any transaction of the type described in this Section 3.3., then in any such event the Maker promptly shall cause to be mailed, by registered or certified mail, postage prepaid, to the holders of the Notes, at each such holder's last address appearing on the records of the Maker, thirty (30) days prior to the date on which the Maker closes its books or takes a record for determining rights to vote with respect to any consolidation, merger, share exchange or sale, a notice of such agreement, understanding or resolution stating the expected record date for determining holders of Common Stock entitled to exchange their shares with respect to a transaction described in this Section 3.3.; PROVIDED, HOWEVER, that the Maker shall not be liable or responsible if the actual dates of any such events shall be different for the expected dates set forth in such notice.

     3.4. SUFFICIENT AUTHORIZED SHARES OF COMMON STOCK. The Maker shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Notes. The Maker shall, from time to time, subject to and in accordance with applicable law, increase the authorized shares of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding Notes.

                                      ARTICLE IV

                                    SUBORDINATION

     Section 4.1 AGREEMENT TO SUBORDINATE TO SENIOR DEBT. The Maker covenants and agrees, and the Holder, by accepting this Note, covenants and agrees for itself and its successors and assigns, that the indebtedness evidenced by this Note shall be subordinate in right of payment to all Senior Debt (as defined herein). As used in this Note, the term "Senior Debt" shall mean the principal of and interest on the Maker's $2,000,000 indebtedness to Sirrom Capital Corporation and Reedy River Ventures, L.P., as may exist from time to time (as the same may be deferred, renewed, extended or refinanced) and any other secured lending facilities of Maker hereinafter in effect from time to time while this
Note is outstanding; provided, however, that nothing herein shall be construed to impair or restrict the payment of interest hereunder so long as the there shall be no defaults under the terms of the Senior Debt.


                                      ARTICLE V

                                      LOST NOTE

     Section 5.1 LOST NOTE. On receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note, the Maker will execute and deliver, in lieu of this Note, a new note of like tenor.



                                      ARTICLE VI

                            REPRESENTATIONS AND WARRANTIES

     Section 6.1 THE MAKER'S REPRESENTATIONS AND WARRANTIES. The Maker represents and warrants to the Holder as follows:

          (a) The Maker is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to execute and deliver this Note and perform its obligations hereunder;

          (b) The execution and delivery by the Maker of this Note and the performance of its obligations hereunder has been duly authorized by all necessary corporate action and this Note constitutes a valid and binding obligation of the Maker, enforceable in accordance with its terms except (i) as the enforceability hereof may be limited by applicable bankruptcy or other laws affecting the enforcement of creditors' rights generally and (ii) as to equitable remedies, to the equitable discretion of the courts; and

          (c) The execution and delivery of this Note by the Maker and the performance by the Maker of its obligations hereunder will not result in a breach of any of the terms of, or constitute a default under, the Maker's Certificate of Incorporation, or its By-laws or any indenture, mortgage, note or other instrument or agreement of which the Maker is, as of the date hereof, a party or by which the Maker is bound, or any order of any Governmental Entity entered in any proceeding to which the Maker was or is, as of the date hereof, a party or by which it is bound.


                                     ARTICLE VII

                                       NOTICES

     Section 7.1 NOTICES. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and (i) personally delivered, (ii) sent by postage prepaid registered airmail, or (iii) transmitted by telecopy as follows:

     If to the Maker:

          ILD Communications, Inc.
          13000 Sawgrass Village Circle
          Suite 5
          Ponte Vedra Beach, Florida 32082
          Fax: (904) 285-3616

     If to Holder:

          TRIAD-ILD PARTNERS, L.P.
          13000 Sawgrass Village Circle
          Suite 5
          Ponte Vedra Beach, Florida 32082
          Telecopy: (904) 285-3616

All such notices or other communications shall be deemed to have been given or received (i) upon receipt if personally delivered, (ii) on the third business day following posting if by postage prepaid registered airmail, and (iii) when sent with evidence of transmission if by telecopy.

     Section 7.3 SUCCESSORS. All covenants, stipulations, promises and agreements contained in this Note, by or on behalf of the Maker or the Holder, shall be binding upon and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

     Section 7.4 HEADINGS; CONSTRUCTIONS. The article and sectional headings herein are for convenience of reference only and shall not affect the meaning or construction of the terms hereof. Whenever the context so requires, the masculine gender herein shall include the feminine or neuter, and the singular number shall include the plural. If any of the provisions of this Note shall be unlawful, void or for any reason unenforceable, they shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Note.

     Section 7.6 GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the day and year first above written.



                                        MAKER:

                                        ILD COMMUNICATIONS, INC.


                                        By: /s/ Michael F. Lewis
                                            -----------------------------------
                                            Michael F. Lewis, President
                                            and CEO

Accepted, Acknowledged and
Agreed to:

/s/ Michael F. Lewis
--------------------------


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